Exhibit (10)(x)


             CONFIDENTIAL TREATMENT PURSUANT TO 17 C.F.R. $240.24b-2
             -------------------------------------------------------
-------------------------------------------------------------------------------

            Portions of this Exhibit have been omitted pursuant to a
            request for confidential treatment pursuant to 17 C.F.R.
               $240.24b-2. The omitted information has been filed
                  separately with the Securities and Exchange
                  Commission. Areas where information has been
                          omitted are marked with "***"

            -------------------------------------------------------
                                 BONUS AGREEMENT
-------------------------------------------------------------------------------

THIS IS A BONUS AGREEMENT (the "Agreement"), dated as of December 21, 2000 between West Pharmaceutical, Services, Inc., a Pennsylvania corporation, (the "Company") and [Designated Executive] ("Executive").

The Board of Directors of the Company has authorized and directed senior management to work with the Company's financial advisor in evaluating strategic alternatives to enhance shareholder value. Such alternatives include the sale of the Company or one or more of its business units.

The Compensation Committee of the Board of Directors and the Board wish to award a bonus opportunity that would serve as an incentive for certain key senior management personnel to successfully implement the strategic review.

In consideration of the foregoing and Executive's continued employment with the Company, and intending to be legally bound, the Company agrees with Executive as follows:

1.  Success Bonus.

(a)  If all of the following occurs:

    (1) A "Change in Control" (as such term is defined in the Second Amended and Restated Change-in-Control Agreement dated as of March 25, 2000 between the Company and the Executive (hereinafter referred to as the "Change-in-Control Agreement")) of the Company occurs or is deemed to have occurred on or before December 31, 2001;

    (2) As a result of or in connection with such Change in Control the Company's shareholders would receive consideration for each share of the Company's Common Stock of at least *** in cash or, in the event the consideration consists of securities or a combination of cash and securities, a combined total value of at least *** ; and

    (3) The Executive remains employed by the Company on the date of such Change in Control,

Then the Company will pay to the Executive a bonus equal to [see Exhibit (10)(y)
 - Schedule of Contracts with Certain Executives] of the Executive's highest annual base salary rate in effect during the year of the Change in Control.

(b) The bonus shall be paid in cash net of all federal, state or local income or payroll taxes that the Company is required by applicable law to withhold.


(c) The bonus shall be paid not later than five days following the date of the Change in Control, or, if the Change in Control is deemed to have occurred as a result of the Executive's employment termination, five days following such termination.

(d) The Executive and the Company acknowledge and agree that any bonus amount that may be received under this Agreement is not intended to be included in the calculation of severance compensation under Section 3 (a) of the Change-in-Control Agreement, and therefore, will not constitute a bonus paid or payable upon the termination of employment within the meaning of that agreement.

2. Duration of Agreement. This Agreement will commence on the date hereof and continue until the later of January 5, 2002 or payment in full of any amount due and payable hereunder. This Agreement may be terminated at any time

   (a)    By the mutual written consent of Executive and the Company; or

   (b) By the Company if it notifies Executive in writing that it is no longer considering a transaction or business combination involving the Company that would constitute a Change in Control.

3.  Miscellaneous.

   (a) This Agreement will be binding upon and inure to the benefit of Executive, Executive's personal representatives and heirs and the Company and any successor of the Company, but neither this Agreement nor any rights arising hereunder may be assigned or pledged by Executive.

   (b) Should any provision of this Agreement be adjudged to any extent invalid by any competent tribunal, that provision will be deemed modified to the extent necessary to make it enforceable.

   (c) This Agreement will be governed and construed in accordance with the laws of the Commonwealth of Pennsylvania.

   (d) This Agreement constitutes the entire agreement and understanding between the Company and Executive with respect to the subject matter hereof and merges and supersedes all prior discussions, agreements and understandings between the Company and Executive with respect to such matters.

   (e) This Agreement may be executed in one or more counterparts, which together shall constitute a single agreement.

          IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first written above.

                                       WEST PHARMACEUTICAL SERVICES, INC.


                                      By:
     --------------------------          --------------------------------------
     [Designated Executive]                 William G. Little, Chairman of the
                                            Board and Chief Executive Officer